Exhibit 99.1

STEREOTAXIS ANNOUNCES MANAGEMENT TRANSITION AND 2016 FINANCIAL RESULTS

- Resignation of William C. Mills as CEO and Chairman -

- Appointment of David Fischel as Acting CEO and Chairman -

- Appointment of Nathan Fischel, MD as Director -

- Preliminary Unaudited Fourth Quarter and Full Year 2016 Financial Results -

ST. LOUIS, February 6, 2017 — Stereotaxis, Inc. (OTCQX:STXS), a global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced a senior management transition and preliminary unaudited financial results for the fourth quarter and full year 2016.

In a move designed to help re-establish Stereotaxis’ growth trajectory, the Company’s Board of Directors has unanimously appointed David Fischel as acting Chief Executive Officer and Chairman, effective immediately. Mr. Fischel replaces William C. Mills, who has resigned from his position as CEO and from the Board.

“We want to thank Bill for his 17 years of service as a Director and contributions to Stereotaxis as CEO and Chairman for the past four years,” said David Benfer, Lead Independent Director of the Company. “We wish Bill much success in his future endeavors.”

“I am grateful for the responsibility entrusted in me by the Board and am excited by the opportunity to reinvigorate Stereotaxis with a culture of growth and to strengthen the commitment to significant innovations in electrophysiology and beyond,” said David Fischel. “The key elements necessary to transform Stereotaxis into a highly successful company are largely in place. At the core, we have a technically sophisticated and differentiated robotic system, validated across nearly 100,000 procedures, providing significant clinical benefits to patients and physicians in a rapidly growing multi-billion dollar market. The strategic financing announced in September 2016 provided the Company with a strong balance sheet, committed investor base, and highly experienced, involved and constructive new Board members. Our focus now will be on growing sales, financial discipline, and enhanced relationships with potential strategic partners and the financial community. I look forward to working collaboratively with Stereotaxis’ team, customers and partners to realize the great potential of this Company for the betterment of patients.”

David Fischel has agreed to serve in his capacity on an unpaid basis.

“David has shown a great ability to synthesize the broad strategic needs of the Company with an attention to the actionable details that can lead to positive transformation,” said Joe Kiani, CEO of Masimo and an Independent Director of Stereotaxis. “His strong track record of strategic, operational and financial management success, combined with his knowledge of Stereotaxis’ people, technologies and markets, makes him exceptionally qualified to help us build our business and sharpen our execution.”

“David’s unyielding passion and enthusiasm for the Company are infectious as they energize the people around him. Indeed, they were key factors in my decision to join the Stereotaxis Board in the first place. I look forward to working closely with him to make Stereotaxis highly successful,” added Dr. Arun Menawat, CEO of Profound Medical Inc. and an Independent Director of the Company.

The Company also announced the appointment of Dr. Nathan Fischel, CEO and Founder of DAFNA Capital Management, LLC, as a Director.

“I am excited to join the Board of Stereotaxis. The Company has the potential to transform the experience of patients and physicians, as well as enabling complex procedures that otherwise may not be possible. I look forward to contributing in the effort to transform this potential into reality,” said Dr. Nathan Fischel.

Preliminary Unaudited Fourth Quarter and Full Year 2016 Financial Results

Revenue for the fourth quarter of 2016 is expected to total $7.3 million, an approximate 21% decline from the prior year fourth quarter. The decline was primarily caused by a lack of any Niobe® ES systems being sold in the quarter. Based on this preliminary estimate, recurring revenue generated from procedures and service contracts is expected to be $6.5 million, down 4% compared to the prior year’s fourth quarter. Ventricular tachycardia (VT) procedures grew 16% in the quarter while overall procedures were down 6%.

Revenue for the full year ended December 31, 2016 is expected to be $32.2 million, a 15% decline compared to $37.7 million for 2015. Recurring revenue for the year is anticipated to be $26.4 million, a 2% decline compared to 2015. System revenue is expected to be $5.8 million, primarily reflecting the sale of two Niobe ES systems in addition to $2.9 million from the sale of Odyssey® information management systems to robotic and manual labs. During the 2016 year, 9,177 procedures were performed globally on Stereotaxis’ robotic systems, a decrease of 1%. VT procedures grew 23% and reflected 31% of the year’s procedure volume. Gross profit for the year is expected to be 77%. The Company expects to recognize an operating loss and negative free cash flow of $6.4 and $7.0 million, respectively.

At December 31, 2016, Stereotaxis had cash and cash equivalents of $8.5 million, no debt, and $3.8 million in availability under its revolving line of credit.

The financial results presented in this release are preliminary and unaudited, and actual results may differ. The Company currently expects to report audited full year financial results in March 2017.

Biographies of David Fischel and Dr. Nathan Fischel

David Fischel has served as a Director of Stereotaxis since orchestrating the equity investment and positive strategic initiatives announced in September 2016. He has served for over eight years as Principal and portfolio manager for medical device investments at DAFNA Capital Management, LLC. In addition to his research responsibilities, Mr. Fischel has been deeply involved in all aspects of the firm’s operations including legal, accounting, IT, compliance, human resources and marketing. Prior to joining DAFNA Capital, he was a research analyst at SCP Vitalife, a healthcare venture capital fund. Mr. Fischel completed his B.S. magna cum laude in Applied Mathematics with a minor in Accounting at the University of California at Los Angeles and received his MBA from Bar-Ilan University in Tel Aviv. He is a Certified Public Accountant, Chartered Financial Analyst and Chartered Alternative Investment Analyst.

Dr. Nathan Fischel is the Founder and CEO of DAFNA Capital Management, LLC. DAFNA Capital is an SEC registered investment advisor with a highly successful investment track record of over 18 years focused on innovations in biotechnology and medical devices. Dr. Fischel was Professor of Pediatrics at UCLA School of Medicine, and attending physician in Pediatric Hematology and Oncology at Cedars-Sinai Medical Center in Los Angeles. He has published over 120 peer-reviewed scientific and medical manuscripts and book chapters, has been the principal investigator of multiple National Institutes of Health (“NIH”) funded research grants, has served repeatedly on internal and external review panels at the NIH, and was appointed by the U.S. Secretary of Health and Human Services to serve for four years on the Advisory Council of one of the NIH’s institutes. Dr. Fischel received his M.D. from the Technion Israel Institute of Technology and served his internship year at Hadassah Hospital in Jerusalem. He completed his residency and fellowship in Pediatrics and Pediatric Hematology and Oncology at the Children’s Hospital and the Dana-Farber Cancer Institute, Harvard Medical School in Boston, and his postgraduate research training in Molecular Genetics at Oxford University in England.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional debt financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STXS Company Contact:

David Fischel

Chairman & Acting Chief Executive Officer

314-678-6101

Marty Stammer

Chief Financial Officer

314-678-6155